EXHIBIT 99.1

CONTACT:	W. Gray Hudkins President and CEO (212) 687-3260

FOR IMMEDIATE RELEASE

LANGER, INC. RECEIVES NOTICE FROM THE NASDAQ STOCK MARKET
REGARDING COMPLIANCE

Deer Park, New York - March 1st, 2007 - On February 16, 2007, Langer, Inc. (NASDAQ:GAIT, “Langer” or the “Company”) received a written notice (the "Notice") from the staff of The Nasdaq Stock Market ("Nasdaq") stating, among other things, that the Company is now in compliance with Nasdaq Marketplace Rule 4350(i)(1)(D) (the "Rule"). The staff of Nasdaq had previously taken the position that the Company was not in compliance with the Rule because of the existence of anti-dilution provisions under the terms of the Company's note purchase agreement dated as of December 7, 2006 (the "Note Purchase Agreement"), pursuant to which the Company sold an aggregate of $28,880,000 in principal amount of its 5% convertible subordinated notes due December 7, 2011 (the "Notes"), without first obtaining stockholder approval of the issuance of the shares issuable upon conversion of the Notes.

The Rule requires prior approval of the stockholders of the Company if the Company agrees to issue shares of its common stock (or securities convertible into common stock) equal to 20% or more of its outstanding common stock, at a price below the prevailing market price. On the date of issuance of the Notes, the market price of the Company's common stock was $4.06 per share, and the conversion price under the Notes (the "Conversion Price") was $4.75. However, because the anti-dilution provisions of the Note Purchase Agreement could result in the future in a reduction of the price below $4.06, the staff took the position that the Company that it was not in compliance with the Rule.

After discussions with the staff, the Company provided the staff with a letter by which the Company agreed not take any action which would trigger the application of the anti-dilution provisions of the Note Purchase Agreement and result in an adjustment to the Conversion Price to less than $4.06 per share. As a result of the Company's delivery of the aforesaid letter, the Nasdaq staff issued the Notice, confirming that the Company is now in compliance with the Rule.

Langer, Inc., together with its wholly owned subsidiaries Silipos Inc. and Regal Medical Supply, is a leading provider of high quality medical products and services targeting the long-term care, orthopedic, orthotic and prosthetic markets. Through its wholly owned subsidiaries Twincraft Inc. and Silipos Inc., the Company offers a diverse line of bar soap and other skincare products for the private label retail, medical and therapeutic markets. The Company sells its products primarily in the U.S. and Canada as well as in more than 30 other countries to national, regional, international and independent medical distributors and directly to healthcare professionals. Langer is based in Deer Park, New York and has additional manufacturing facilities in Niagara Falls, NY, Anaheim, CA, Winooski, VT, Montreal, Canada, Stoke-on-Trent, UK as well as sales and marketing offices in Toronto, Canada, Dallas, TX and New York, NY.

Certain matters discussed in this press release constitute forward-looking statements that involve risks and uncertainties that could cause results to differ materially from those projected. The Company may use words such as "anticipates," "believes," "plans," "expects," "intends," "future" and similar expressions to identify forward-looking statements. These risks and uncertainties, related to both ongoing operations as well as acquisitions, are described in the Company's filings with the Securities and Exchange Commission, including the Company's Registration Statement on Form S- 1 and Form S-3, its 2005 Form 10-K and most recently filed Form 10-Qs and Form 8-Ks. No assurance can be given that future results covered by the forward-looking statements will be achieved. Such forward-looking statements include, but are not limited to, those relating to Langer’s financial and operating prospects, future opportunities, Langer’s ability to identify suitable companies as acquisition or merger targets, Langer’s ability to close and successfully integrate acquired companies and assets, Langer’s ability to obtain financing to fund its acquisition program, the outlook of customers, and the reception of new products, technologies and pricing.